EXHIBIT 21.1

             SUBSIDIARIES OF SOUTHWEST BANCORPORATION OF TEXAS, INC.



      1.    Southwest Holding Delaware, Inc.                          Delaware
      2.    Southwest Bank of Texas National Association*          United States
      3.    First National Bank of Bay City (57.834% ownership)*   United States
      4.    Mitchell Mortgage Company L.L.C.**                         Texas
      5.    Southwest/Catalyst Capital, Ltd. (99% ownership)**         Texas
      6.    Fairview, Inc.**                                           Texas




      *     Subsidiary of Southwest Holding Delaware, Inc.

      **    Subsidiary of Southwest Bank of Texas National Association